Exhibit 2.1

PURCHASE AND SALE AGREEMENT

dated August 15, 2005

AMENDED AND RESTATED

As of August 15, 2006

between

RIO VISTA OPERATING PARTNERSHIP L.P.

and

TRANSMONTAIGNE PRODUCT SERVICES INC.

i

Exhibits

A	- Intentionally Omitted
B	- General Assignment, Conveyance and Bill of Sale
Annex 1 - Brownsville Leases
Annex 2 - Brownsville Terminal Improvements
Annex 3 - Brownsville Assigned Contracts
C	- Assumption Agreement
D-1 (Amended)	- Promissory Note
D-2 (Amended)	- Security Agreement
E	- U.S. Pipeline Service Agreement
F	- LPG Transportation Agreement
G	- Closing Settlement Statement as of August 22, 2006

Schedules

1.1(a)	- Seller’s Individuals with Knowledge
1.1(c)	- List of Promissory Note Holders
4.3	- No Conflicts; Consents
4.4	- Litigation; Orders
4.5	- Environmental Matters
4.6(a)	- U.S. Employees
4.6(b)	- Employee Matters

4.6(c)	- Seller’s Benefit Plans
4.7	- Taxes
4.9	- Brownsville Assigned Contracts
4.11	- Insurance
4.12	- Brownsville Permits and Compliance
4.13	- Certain Changes
4.14	- Fees
5.3	- Buyer’s Conflicts/Consents
6.3(d)(i)	- Minimum Inventory Requirements - Rio Vista
8.8-A	- BND Assignment of Lease for Lease No.2823
8.8-B	- BND Assignment of Lease for Lease No.3165

PURCHASE AND SALE AGREEMENT (AMENDED AND RESTATED)

This PURCHASE AND SALE AGREEMENT, dated August 15, 2005, as amended and restated on August 15, 2006 (this “Agreement”), is entered into by and between RIO VISTA OPERATING PARTNERSHIP L.P., a Delaware limited partnership (“Seller” or “Rio”), and TRANSMONTAIGNE PRODUCT SERVICES INC. (“Buyer”). Buyer and Seller may be referred to herein individually as a “Party” or collectively as the “Parties.”

RECITALS

Seller is the owner of various leases, pipelines, terminals, contracts and other assets used by Seller in the purchase, transportation, marketing and sale of LPG, all of such leases, pipelines, terminals, contracts and other assets being collectively defined as the “Rio Assets”.

Seller is also the wholly owned subsidiary of Rio Vista Energy Partners L.P. (“RVEP”), an Affiliate of Penn Octane Corporation (“Penn”), which, in turn, has concurrently executed a Purchase and Sale Agreement (as amended and restated) with Buyer for the acquisition by Buyer of various leases, contracts, a pumping station and other assets used in the purchase, transportation, marketing and sale of LPG .

Seller also owns all of the Equity Interests (defined below) in Penn Octane de México, S. de R.L. de C.V., a limited liability company (sociedad de responsabilidad limitada de capital variable) duly incorporated and existing under the laws of Mexico (“POM”), and Termatsal S. de R.L. de C.V., a limited liability company (sociedad de responsabilidad limitada de capital variable) duly incorporated and existing under the laws of Mexico (“Termatsal”). Likewise, Seller has in place certain corporate and contractual arrangements based on which it has certain rights for indirect control of Tergas, S.A. de R.L. de C.V., a limited liability company (sociedad de responsabilidad limitada de capital variable) duly incorporated and existing under the laws of Mexico (“Tergas”), which is owned by certain individuals (all of such Equity Interests in POM, Termatsal and Tergas being herein collectively referred to as the “Shares”). POM, Termatsal and Tergas are herein collectively referred to as the “Companies.”

The Parties are parties to that certain Purchase and Sale Agreement (the “Prior Agreement”) entered into as of August 15, 2005, as amended, under which Buyer desired to purchase from Seller, and Seller was willing to sell to Buyer, (i) the Rio Assets and (ii) the Shares of the Companies, as such terms were further described in the Prior Agreement.

The Parties wish to supersede, amend and restate the Prior Agreement pursuant to this Agreement.

It is the intent of the Parties hereto that the Closing of the transaction contemplated by this Agreement is specifically contingent upon the concurrent Closing of the transaction contemplated in the Purchase and Sale Agreement (as amended and restated) between Penn and Buyer.

Buyer desires to purchase from Seller, and Seller is willing to sell to Buyer the Acquired Assets, as further described in this Agreement.

NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree that the Prior Agreement is hereby superseded, amended and restated as follows:

ARTICLE I
DEFINITIONS

SECTION 1.1   Certain Definitions.

As used in this Agreement, the terms set forth below shall have the following respective meanings:

“Acquired Assets” means the Brownsville Terminal Assets and the PMI Contract.

“Adverse Claim” means, with respect to any security or other financial instrument, an “adverse claim” as defined in Section 8-102(a)(1) of the Uniform Commercial Code as in effect in the State of Texas.

“Affiliate” means, with respect to any Person, (a) any Subsidiary of such Person or (b) any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person, excepting from the foregoing TransMontaigne Partners L.P. or any of its affiliates. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” has the meaning given in the Preamble.

“Assumed Liabilities” means the liabilities, obligations or Losses that occur, and require payment, performance or resolution, as a result of and in the course of operation of the Business and the Brownsville Terminal Assets and the PMI Contract by Buyer during the period on or after the Closing Date.

“Assumption Agreement” has the meaning given in Section 2.4(b).

“Basket Amount” has the meaning given in Section 11.4(a).

“Benefit Plan” means: (a) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (b) each plan that would be an employee benefit plan if it was subject to ERISA, such as foreign plans and plans for directors, (c) each stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, or other stock plan (whether qualified or nonqualified), and (d) each bonus, deferred compensation, incentive compensation, vacation or supplemental income plan, policy or arrangement.

“BND” shall mean the Brownsville Navigation District.

“Brownsville Assigned Contracts” has the meaning given in subsection (c) of the definition of Brownsville Assets.

“Brownsville Books and Records” has the meaning given in subsection (f) of the definition of Brownsville Terminal Assets.

“Brownsville Leases” has the meaning given in the subsection (a) of the definition of Brownsville Terminal Assets.

“Brownsville Permits” has the meaning given in subsection (d) of the definition of Brownsville Terminal Assets.

“Brownsville Terminal Assets” means the following assets of Rio, other than the Retained Assets:

(a)    all leases of real property (excluding the four executive offices located in Houston, Texas, Seal Beach, California, El Segundo, California, and Palm Desert, California and all furniture, fixtures and equipment located therein) used in the ownership or operation of the Brownsville Terminal Site, including those described on Annex 1 to the General Conveyance (the “Brownsville Leases”);

(b)    all structures, fixtures, facilities, pipelines, pipes, tanks, terminals, racks, pumping facilities, pumps, fittings, cathodic protection ground beds, rectifiers, local supervisory protection software (SCADA), machinery, equipment (excluding the office equipment, computers, chairs, desks, and filing cabinets used by Delia Chavez and Brenda Boltz), engines, valves, connections, gates, fences, computer hardware and all other tangible personal property located on or under the Leases, including those described in Annex 2 to the General Conveyance (the “Brownsville Terminal Improvements”);

(c)    the contracts and agreements related to the sale, purchase, marketing, transportation and storage of LPG (including the PMI Contract), other than the Pipeline Service Agreement and the LPG Transportation Agreement , and any leases of personal property to which Rio or RVEP is a party with respect to the Brownsville Terminal Site, including those listed on Annex 3 of the General Conveyance (the “Brownsville Assigned Contracts”);

(d)    all permits, licenses, certificates, authorizations, registrations, orders, waivers, variances and approvals granted by any Governmental Authorities or third Persons to Rio or RVEP, or its predecessors in interest for the ownership or operation of the Brownsville Terminal Site, in each case to the extent the same are assignable by Seller (the “Brownsville Permits”);

(e)    all LPG and any other hydrocarbons (in whatever physical state) owned by Rio or RVEP in connection with the Business (including any of the same classified as inventory ) and whether located in storage facilities, pipelines, or other facilities or structures owned or leased by Rio, RVEP or other Persons;

(f)     all books, records and documents relating to the ownership or operation of the Brownsville Terminal Site (other than medical records of employees or medical records of independent contractors of Rio for which written consent of the applicable employee or independent contractor to the release of such records is not obtained), including all contract, tax, financial, technical, insurance (past and present), pipeline, right of way, system mapping, engineering, environmental, safety and permitting records, information and files (the “Brownsville Books and Records”); excluding, however the records which will be retained by Seller (the “Retained Records”), which shall consist of (i) corporate records of Seller not directly related to the operation of the Brownsville Terminal Assets, (ii) records necessary for Seller’s continued operations and (iii) copies of any records required in connection with preparation of any Tax Returns required to be filed by Seller or Seller’s Affiliates;

(g)    all deposits and all service charges, utility bills and other goods or services prepaid by Rio or RVEP with respect to the Brownsville Terminal Site;

(h)    all claims, causes of action, rights and remedies arising out of the ownership or operation of the Brownsville Terminal Assets; and

(i)     all patents and patent applications, and other intellectual property rights, United States or foreign, owned or licensed by Rio or RVEP and used in the ownership or operation of the Brownsville Terminal Site (provided, however, that the Brownsville Terminal Assets shall not include trademarks and service marks, trademark and service mark registrations and applications, trade names, logos, copyrights and copyright registrations and applications technology, know-how, and processes utilized or owned by Seller).

“Brownsville Terminal Improvements” has the meaning given in subsection (b) of the definition of Brownsville Terminal Assets.

“Brownsville Terminal Site” means the plots of land as described on Annex 1, and associated equipment and improvements, which is leased by Rio from the BND, where LPG or other petroleum products are stored.

 “Business” shall mean the business currently or historically conducted by Rio or RVEP with respect to and including the Brownsville Terminal Assets, the PMI Contract, and the purchase, transportation, storage and marketing of LPG at the Matamoros Terminal Site.

“Business Day” means any day other than a Saturday, Sunday or day on which commercial banks in Texas are authorized or required by Law to remain closed.

“Buyer” has the meaning given in the Preamble.

“Buyer Confidentiality Agreement” means that certain letter agreement, dated as of June 6, 2005, by and between Rio and Buyer.

“Buyer Employer” has the meaning given in Section 6.3(f)(i).

“Closing” has the meaning given in Section 2.2.

“Closing Date” has the meaning given in Section 2.2.

“Company” means any of POM, Termatsal or Tergas, and “Companies” shall mean all of them.

“Continuing Employee” has the meaning given in Section 6.3(f)(i).

“Contract” means any written contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage or insurance policy including any partnership, joint venture or operating agreement, any contract or agreement that grants a right of first refusal or right of first negotiation or other preferential right to a third party, any contract or agreement containing covenants limiting the freedom to engage in any line of business or to compete with any Person, any collective bargaining agreement, any employment, personal services, consulting, severance or similar agreement for any employees of Seller, including, without limitation, the Brownsville Assigned Contracts and the PMI Contract.

“Deficiency Amount” means the difference between the Minimum Requirement and actual LPG inventory at the Effective Time as determined pursuant to Schedule 6.3(d)(i) and in conjunction with the Purchase and Sale Agreement between Buyer and Penn.

“Effective Time” means 12:01 a.m., central time, on the Closing Date.

“Encumbrances” means any security interest, pledge, mortgage, lien (statutory or otherwise), charge, encumbrance, trust, Adverse Claim, preferential arrangement or restriction of any kind, including any restriction on the use, transfer, or other exercise of any attributes of ownership.

“Environmental Audit” has the meaning given in Section 6.3(e)(i).

“Environmental Condition” means:

(a)	the presence (or any Release) of a Hazardous Material from, in, on, under or onto any properties or the environment in alleged violation of any Environmental Laws;

(b)	the presence (or any Release) of a Hazardous Material from, in, on, under or onto any property or the environment that results in any Losses;

(c)
any proceedings or investigatory, enforcement, cleanup, removal, containment, remedial, or other private or governmental or regulatory action at any time threatened in writing, instituted, or completed against or in respect to any properties or any use or activity on any properties pursuant to any applicable Environmental Laws relating to Hazardous Materials or alleged violation of Environmental Laws;

(d)	the presence (or any Release) of a Hazardous Material from, in, on, under or onto any properties or the environment resulting in a Material Adverse Effect; or

(e)	any alleged violation of Environmental Laws that occurred prior to the Closing Date.

“Environmental Laws” means any Law or Order relating to protection of the environment, including, persons or the public welfare from actual or potential exposure (or the effects of exposure) to any actual or potential Release or regarding the manufacture, processing, production, gathering, transportation, generation, use, treatment, or storage of any Hazardous Materials.

“Equity Interests” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting or certificated or non-certificated), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, or the right to vote in the decisions of such partnership, excluding debt securities convertible or exchangeable into such equity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any other Person that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first Person, or that is a member of the same “controlled group” as the first Person pursuant to Section 4001(a)(14) of ERISA.

“General Conveyance” has the meaning given in Section 2.3(a).

“Governmental Authority” means any U.S. federal, state, provincial or local government or governmental regulatory body and any of their respective subdivisions, agencies, instrumentalities, authorities or tribunals.

“Hazardous Materials” means any substance, whether solid, liquid, gaseous, or any combination of the foregoing or any other substance not expressly mentioned herein: (a) that is listed, defined, or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “contaminant,” or “pollutant” or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Laws or otherwise prohibited, limited or regulated under any Environmental Laws; (b) that is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, or explosive or radioactive materials, and (c) that is or contains petroleum hydrocarbons, petroleum products, natural gas, crude oil, or any components, fractions, or derivatives thereof.

“Hire Date” has the meaning given in Section 6.3(f)(i).

“Indemnified Party” has the meaning given in Section 11.3.

“Indemnifying Party” has the meaning given in Section 11.3.

“International” has the meaning given in Section 13.3.

“Knowledge” means with respect to Seller, the actual knowledge after due inquiry of any of the individuals specified on Schedule 1.1(a).

“Law” means any U.S. federal, state, provincial or local law, statute, rule, ordinance, code or regulation.

“Legal Proceeding” means any judicial, administrative or arbitral action, suit, investigation or proceeding (public or private) by or before any U.S. court or other Governmental Authority.

“Lenders” means those note holders described in Schedule 1.1(c).

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, attachment, levy or other similar encumbrance.

“Losses” means claims, judgments, causes of action, liabilities, obligations, damages, losses, deficiencies, costs and expenses.

“LPG” means liquefied petroleum gas.

“LPG Tanks” has the meaning given in Section 3.1(d)(ii).

“LPG Transportation Agreement” has the meaning given in Section 6.3(i)(ii).

“Matamoros Terminal Site” means the plot of land and associated equipment, tanks and improvements owned by Tergas, where the LPG or other petroleum products are stored and in which such LPG terminal facility is connected by the Pipeline Assets to the Brownsville Terminal Site. The facility is located at Carretera Sendero Nacional Km. 9, desviacion Carretera La Risita-Lucio Blanco Km. 3.4 desviacion brecha 22 s/n (a 500 metros), Ejido La Gloria, C.P. 87560, Matamoros, Tamaulipas, Mexico.

“Material Adverse Effect” means any condition, circumstance, event or effect that would be material and adverse to the operation or condition (financial or otherwise) of the Brownsville Terminal Assets including any casualty loss to, or taking through an eminent domain procedure of any of the Brownsville Terminal Assets, in an amount of $50,000.00 or more.

“Materiality Requirement” has the meaning given in Section 11.4(d).

“Minimum Requirement” has the meaning given in Section 6.3(d)(i).

“New Collateral” has the meaning given in Section 3.1(f).

“Order” means any order, judgment, injunction, ruling, or decree of any U.S. court or other Governmental Authority.

“Party” or “Parties” has the meaning given in the Preamble.

“Penn” has the meaning given in the Recitals.

“Permitted Encumbrances” shall mean, with respect to or upon any of the Brownsville Terminal Assets, any Liens, caveats, claims, rights (including rights of Governmental Authorities), reservations, exceptions, easements, rights of way, conditions, restrictions (including restrictive covenants and zoning and land use restrictions imposed by applicable laws, regulations and ordinances), leases, licenses and other similar title exceptions or other imperfections of title, restrictions or encumbrances affecting such Brownsville Terminal Assets that were not incurred in the borrowing of money and, individually and in the aggregate, are not expected to have a Material Adverse Effect or materially interfere with the use of the Brownsville Terminal Assets in the ordinary conduct of the Business.

“Person” means any natural person, corporation, partnership, limited liability company, trust, unincorporated organization or economic unit, Governmental Authority, government instrumentality or other entity of any kind.

“Petroleum Tanks” has the meaning given in Section 3.1(d)(i).

“Pipeline Assets” means the approximately 23 mile 6-inch and 8-inch pipelines and that associated equipment, improvements, real property held in fee, leases, property use agreements, easements, rights-of-way, permits and records related to such pipelines, connecting the Brownsville Terminal Site to the Matamoros Terminal Site.

“Pipeline Service Agreement” has the meaning given in Section 6.3(i)(i).

“PMI” means P.M.I. Trading Limited, a corporation organized under the Laws of Ireland, having the administration of its business and place of address in Mexico City, Mexico.

“PMI Contract” means the Matamoros LPG Mix Purchase and Sales Agreement, dated April 28, 2006, by and between Rio and PMI, for the purchase of LPG for the period through March 31, 2007.

“PMI Easement” means that certain Pipeline Right-of-Way and Easement Agreement between Penn Octane Corporation and P.M.I. Services North America, Inc. dated October 1, 2002, which easement is appurtenant to that certain 21.761 acres of land included in the Special Warranty Deed dated September 15, 2002 in which Penn Octane Corporation conveyed such tract of land to Rio Vista Operating Partnership, L.P.

“POM” has the meaning given in the Recitals.

“Prior Agreement” has the meaning given in the Recitals.

“Prior Collateral” has the meaning given in Section 3.1(d).

“Purchase Price” has the meaning given in Section 3.1(a).

“Release” means any releasing, depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing.

“Retained Assets” means all assets of Seller which are not intended to be transferred by Seller to Buyer pursuant to this Agreement, including but not limited to:

(a)    the Shares and all tangible and intangible assets located in Mexico, including, without limitation, the Matamoros Terminal Site and all leases, real property and associated contract rights, save and except the PMI Contract;

(b)    the Pipeline Assets;

(c)    the four executive offices located in Houston, Texas, Seal Beach, California, El Segundo, California, and Palm Desert, California and all furniture, fixtures and equipment (including computers) located therein;

(d)    trademarks and service marks, trademark and service mark registrations and applications, trade names, logos, copyrights and copyright registrations and applications technology, know-how, and processes utilized or owned by Seller;

(e)    the Retained Records and the office equipment, computers, chairs, desks and filing cabinets used by Delia Chavez and Brenda Boltz;

(f)     all cash, accounts receivable, notes receivable, securities and other assets owned by Seller or RVEP; and

(g)    all of the Rio Assets other than the Acquired Assets.

“Retained Liabilities” means all liabilities, obligations and Losses of Seller or RVEP relating to periods before the Closing Date other than the Assumed Liabilities including but not limited to:

(a)    all liabilities, obligations or Losses arising out of violations by Seller or RVEP of Laws, including Environmental Laws;

(b)    all liabilities, obligations or Losses for criminal sanctions, fines, penalties or assessments imposed at any time by any competent court or Governmental Authority with respect to the conduct of the Business or operation of the Brownsville Terminal Assets;

(c)    all liabilities, obligations or Losses arising from the transportation and disposal, or arrangement thereof, of Hazardous Materials by Seller or its agents off the Brownsville Leases or otherwise from Hazardous Materials that resulted from the Business that are Released or threatened to be Released from any non-real property (including but not limited to the removal of all of the materials from the Petroleum Tanks and associated piping) as provided in Section 6.3 (h);

(d)    all liabilities, obligations or Losses arising out of the easements and rights-of-way for the conduct of the Business or for the operation of the Brownsville Terminal Assets prior to the Closing Date;

(e)    the obligations, liabilities, or Losses (including all accounts payable and notes payable) that occur, and require payment, performance or resolution, as a direct result of and in the course of operation of the Business and the Brownsville Terminal Assets by Seller during the period before the Closing Date; and

(f)     any expenses or liability associated with the U.S. Department of Transportation audit requirements described in Schedule 4.12.

“Retained Records” has the meaning given in subsection (f) of the definition of Brownsville Terminal Assets.

“Rio” has the meaning given in the Recitals.

“Rio Assets” has the meaning given in the Recitals.

“RVEP” has the meaning given in the Recitals.

“Seadrift Pipeline” means the pipeline covered by the Seadrift Pipeline Lease.

“Seadrift Pipeline Lease” means the Ella-Brownsville Pipeline Lease Agreement, dated as of August 1, 2006, by and between Seadrift Pipeline Corporation, a Delaware corporation and Penn.

“Secured Debt Facility” means the Amended and Restated Line Letter entered into between Seller, and RZB Finance LLC, dated as of September 15, 2004, as the same may be amended, modified or supplemented and all mortgages, guarantees, reimbursement agreements, security agreements and other instruments, agreements or documents entered into or delivered by Seller, RVEP or any of their Affiliates in connection therewith.

“Secured Debt Lender” means RZB Finance LLC in its capacity as agent under the Secured Debt Facility.

“Seller” has the meaning given in the Preamble.

“Seller Group” means the affiliated group of corporations in which Seller joins in the filing of a consolidated federal income tax return (and any similar group under state law).

“Seller Plans” means all Benefit Plans that are sponsored, maintained or contributed to by Seller or RVEP on behalf of the U.S. Employees.

“Shares” has the meaning given in the Recitals.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, incorporated in the U.S., or other entity of which a majority of the Equity Interests having ordinary voting power to elect a majority of the board of directors, board of managers or other similar managing body of such corporation, partnership, limited liability company, or other entity of any kind are owned by such Person.

“Tax or Taxes” means any U.S. federal, state or local income, gross receipts, value added, ad valorem, sales and use, employment, social security, disability, occupation, property, severance, transfer, capital stock, excise or other taxes imposed by or on behalf of any Taxing Authority, including any interest, penalty or addition thereto.

“Taxing Authority” means, with respect to any Tax, the U.S. Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Authority.

“Tax Items” has the meaning given in Section 7.1.

“Tax Return” means any U.S. return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto.

“Tergas” has the meaning given in the Recitals.

“Termatsal” has the meaning given in the Recitals.

“U.S. Employee” means any individual who is an employee of Seller or RVEP and who is principally employed in the United States in connection with the Brownsville Terminal Site, but excluding any employees of Seller who occupy management positions or administrative positions and who work in any of the Sellers four executive offices located in Houston, Texas, Seal Beach, California, El Segundo, California, or Palm Desert, California.

ARTICLE II
THE CLOSING

SECTION 2.1  Purchase and Sale of the Brownsville Terminal Assets.

At the Closing, upon the terms and subject to the satisfaction of the conditions precedent set forth in this Agreement, Seller shall sell, assign, transfer and convey to Buyer and Buyer shall purchase and acquire from the Seller, all right, title and interest of Seller in and to the Acquired Assets, consisting of:

(a)    the Brownsville Terminal Assets free and clear of any Liens or Encumbrances (other than Permitted Encumbrances), and

(b)    the PMI Contract.

SECTION 2.2  Closing.

The closing of the transaction contemplated hereby (the “Closing”) shall take place at the offices of Buyer in Denver, Colorado at 10:00 a.m., local time, on the first Business Day after the satisfaction or waiver of conditions set forth in Articles VIII and IX, but no sooner than August 22, 2006, or at such other time and date as the Parties may mutually agree (the “Closing Date”).

SECTION 2.3.  Deliveries to Buyer.

At the Closing, Seller shall deliver, or shall cause to be delivered, to Buyer the following:

(a)    the executed General Assignment, Conveyance and Bill of Sale in the form attached as Exhibit B (the “General Conveyance”);

(b)    the certificates referred to in Sections 8.3, 8.5 and 8.6;

(c)    copies of the consents or approvals references in Sections 8.8 and 6.3(b) that are required;

(d)    copies of the release and termination documents referenced in Section 8.9 related to and including only those Liens applicable to the Brownsville Terminal Assets;

(e)    copy of the duly executed PMI Contract and consent by PMI to its assignment referred to in Section 8.10;

(f)     the Purchase and Sale Agreement between Penn and Buyer; and

(g)    the Pipeline Service Agreement and the LPG Transportation Agreement.

SECTION 2.4  Deliveries to Seller.

At the Closing, Buyer shall deliver to Seller the following:

(a)    a wire transfer of immediately available funds (to such accounts as Rio shall have specified to Buyer no later than one Business Day prior to the Closing) in an amount equal to the Purchase Price in accordance with Section 3.1(a);

(b)    the executed assumption agreement in the form of Exhibit C (the “Assumption Agreement”); and

(c)    the certificates referred to in Section 9.3, 9.5 and 9.6.

SECTION 2.5  Proceedings at Closing.

All proceedings to be taken and all documents to be executed and delivered by the Parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

ARTICLE III
PURCHASE PRICE

SECTION 3.1  Purchase Price.

(a)    The purchase price to be paid by Buyer to Seller at the Closing will be $8,300,000 U.S. (as adjusted by Section 3.1(e), Section 6.3 and Section 8.11 (the “Purchase Price”). Seller may instruct Buyer to pay a part of the Purchase Price directly to the Secured Debt Lender and/or other Lenders in order to obtain a release of the Liens held by the Secured Debt Lender and/or other Lenders, respectively, on the Acquired Assets.

(b)    In addition to the payment of the Purchase Price, at the Closing, Buyer (or its designated Affiliate) shall assume the Assumed Liabilities pursuant to the Assumption Agreement. Other than the Assumed Liabilities, Buyer shall not assume any Liabilities or obligations of Seller.

(c)    Seller will bear the cost of any documentary, stamp, sales, value added, transfer, excise or other Taxes (if any) payable in respect of the sale and transfer of the Acquired Assets, including any such Taxes payable under the Texas Tax Code or Texas Administration Code.

(d)    Upon execution of the Prior Agreement, Buyer advanced Seller the sum of $1,300,000 U.S. The advance of such amount was conditioned upon Seller’s execution of the Promissory Note in the form attached as Exhibit D-1 to the Prior Agreement and the Security Agreement in the form attached as Exhibit D-2 to the Prior Agreement providing Buyer a security interest in the following: (the “Prior Collateral”)

(i)
four petroleum storage tanks, having approximately 290,000 barrels total capacity along with Seller’s associated property leased from the BND in Brownsville, Texas pursuant to BND Lease No. 3165, as amended, and associated access to a 12 inch pipeline header to public docks at the Port of Brownsville (the “Petroleum Tanks”), and

(ii)
six LPG storage tanks (Tanks #400, 401, 500, 501, 502, 503) having approximately 300,000 gallons total capacity, located upon Seller’s property leased from the BND in Brownsville, Texas pursuant to BND Lease No. 2823, as amended, (the “LPG Tanks”).

(e)    Upon the Closing of this Agreement, the Seller will reduce the principal amount of the Promissory Note by $300,000, said amount to be a reduction in the Purchase Price, and Parties agree to (i) substitute the eight inch (8”) pipeline included in the Pipeline Assets (the “New Collateral”) for the Prior Collateral, (ii) amend the Promissory Note in the form of Exhibit D-1(Amended) in order to, among other things, extend the repayment schedule of the advance of the remaining principal of $1,000,000 to one year after the Date of Closing and (iii) amend the Security Agreement in the form of the attached Exhibit D-2 (Amended) to extend the security interest in said agreement to the New Collateral described hereinabove. Upon Closing, Seller will repay the Secured Debt Lenders such amount as will cause them to release any and all Liens they may hold with respect to the Prior Collateral and the New Collateral and Seller will take the necessary steps to have the Secured Debt Lenders to do the same.

(f)     The Prior Collateral will be specifically included within the Brownsville Terminal Assets conveyed to Buyer. Upon payment of the amended Promissory Note in full, Buyer shall mark the Promissory Note “Paid In Full,” return such Promissory Note to Seller and release its security interest in the New Collateral and provide Seller with appropriate documentation of such release in recordable form. If Closing does not occur under this Agreement for any reason, then Seller, at Seller’s sole option, will either:

(i)     promptly provide Buyer with a bill of sale conveying all right and title to the Prior Collateral to Buyer and assignment of the BND Lease No. 3165 (with the consent by BND to the assignment and subordination of BND’s Liens on the Petroleum Tanks) and Seller shall thereafter lease the Petroleum Tanks and LPG Tanks from Buyer on a month to month basis, at a monthly lease fee of $10,000, until such time that Seller repurchases the Petroleum Tanks and LPG Tanks from Buyer by paying Buyer the amount of $1,300,000 in which event Buyer will promptly provide Seller with a bill of sale conveying all right and title to the LPG Tanks and Petroleum Tanks (including an assignment of BND Lease No. 3165) to Seller; or

(ii)    pay Buyer the amount due under the Promissory Note and Buyer will promptly provide Seller with the necessary documentation to provide for the release of the security interest on the Prior Collateral and cancellation of the Promissory Note.

SECTION 3.2  Payment of Consideration and Transfer of Brownsville Terminal Assets.

At the Closing, Buyer shall pay the Purchase Price, as adjusted, to Seller and execute and deliver to Seller the Assumption Agreement, and Seller shall execute and deliver to Buyer the General Conveyance pursuant to which title to the Brownsville Terminal Assets and the PMI Contract is transferred and conveyed to Buyer.

SECTION 3.3  Allocation.

Seller and Buyer are each separately responsible for:

(a)    preparing Form 8594, Asset Acquisition Statement (the “Form”), under Section 1060 of the Internal Revenue Code and the regulations promulgated thereunder, or any successor form, and

(b)    allocating the amount of the Purchase Price for the Acquired Assets on the Form in which the Parties will attempt to reach agreement as to allocation of the Purchase Price. However, if they are unable to agree as to the allocation to any asset, each Party will prepare its Form allocating the portion of the Purchase Price to each such asset upon which they disagree in the manner as each may determine in its sole discretion without regard to the manner in which the other Party allocates an amount of the Purchase Price to such asset on its Form. Buyer and Seller hereby agree that they will report the federal, state and other Tax consequences of the transaction contemplated by this Agreement in a manner consistent with the allocation on each Party’s Form.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF SELLER

Seller represents and warrants to Buyer as follows as of the Closing Date:

SECTION 4.1  Organization; Power and Authority.

(a)    Seller is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware and is qualified to transact business in each jurisdiction in which qualification is required.

(b)    Seller has all requisite corporate, partnership and other power and authority to own and operate its assets and properties and conduct its businesses and operations as presently being conducted.

SECTION 4.2  Authorizations; Execution and Validity.

(a)    Except with respect to the transfer to Buyer of the Acquired Assets, as of the date of execution of this Agreement, Seller and RVEP have all requisite corporate, partnership and other power and authority to execute and deliver and to perform its obligations under this Agreement and to consummate the transaction contemplated hereby.

(b)    As of the Closing Date, Seller will have all requisite corporate, partnership and other power and authority to consummate the transfer to Buyer of the Acquired Assets.

(c)    Except with respect to the transfer to Buyer of the Acquired Assets, as of the date of execution of this Agreement, the execution and delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder, and the consummation by Seller of the transaction contemplated hereby have been duly authorized by all necessary corporate, partnership and other action on the part of Seller and RVEP, if deemed necessary by Seller.

(d)    Except with respect to the transfer to Buyer of the Acquired Assets, as of the date of execution of this Agreement, this Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect affecting creditors' rights generally or general principles of equity.

(e)    As of the Closing Date, this Agreement will constitute a valid and binding obligation of Seller with respect to the performance by Seller of its obligation to consummate the transfer to Buyer of the Acquired Assets and such obligation shall be enforceable against Seller in accordance with the terms of this Agreement, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect affecting creditors' rights generally or general principles of equity.

SECTION 4.3  No Conflicts; Consents.

Except as set forth on Schedule 4.3 or (in the case of (a), (c) or (d) below) as could not be reasonably expected to have a Material Adverse Effect, none of the execution and delivery by Seller of this Agreement, the performance by Seller of its obligations under this Agreement or the consummation by Seller of the transaction contemplated hereby will:

(a) violate any Law or Order,

(b) violate any organizational documents of the Seller,

(c) violate any Contract to which Seller is a party or by which Seller or their respective properties are bound, or

(d) require any consent from or filing with any Governmental Authority or any consent from any other Person.

SECTION 4.4  Litigation; Orders.

Schedule 4.4 lists all Legal Proceedings pending or, to Seller’s Knowledge, threatened against the Seller or RVEP and arising out of or relating to the Acquired Assets. Except as set forth in Schedule 4.4, there are no Legal Proceedings pending against Seller or, to Seller’s Knowledge, threatened against Seller or RVEP that question the validity of this Agreement or any action taken or to be taken by Seller in connection with, or which seek to enjoin or obtain monetary damages in respect of, this Agreement or the consummation by Seller of the transaction contemplated hereby.

SECTION 4.5  Environmental Matters.

Except as set forth in Schedule 4.5 or as could not be reasonably expected to have a Material Adverse Effect:

(a)    the operations and activities of Seller and RVEP (in respect of the Brownsville Terminal Assets) are in compliance with all applicable Environmental Laws;

(b)    neither Seller nor RVEP (in respect of the Brownsville Terminal Assets) is subject to any existing, pending or, to Seller’s Knowledge, threatened Legal Proceedings under any Environmental Law;

(c)    all Brownsville Permits, if any, required to be obtained by Seller or RVEP under any Environmental Law in connection with the Brownsville Terminal Assets have been obtained or filed and are valid and currently in full force and effect;

(d)    there has been no Release created or caused by Seller or RVEP of any Hazardous Material into the environment or, to the Knowledge of Seller, in connection with the Brownsville Terminal Assets;

(e)    no Environmental Condition created or caused by Seller or RVEP exists at any of the Brownsville Leases; and

(f)     neither Seller nor RVEP is subject to liability under applicable Environmental Laws arising in connection with the transportation and off-site disposal or arrangement thereof of any Hazardous Materials by Seller or an Affiliate of Seller from Hazardous Materials that resulted from operation of the Brownsville Terminal Assets that are Released or threatened to be Released from any non-real property.

SECTION 4.6  Employee and Benefit Matters.

(a)    Schedule 4.6(a) sets forth a true, correct and complete list, as of the date set forth therein, of all U.S. Employees and the name of each U.S. Employee’s employer. The list described in the preceding sentence shows each such employee’s name, job title, hire date, work location, employer’s name, accrued and unused vacation, and current base salary or base wages. No changes in such base salary or base wages for such employees have been made, promised or authorized since August 15, 2005. There are no loans or other obligations payable or owing by Seller or RVEP to any such employee, except salaries, wages, bonuses and salary advances and reimbursement of expenses incurred and accrued in the ordinary course of business, nor are any loans or debts payable or owing by any such individuals to Seller or RVEP nor has Seller or RVEP guaranteed any of such individual’s respective loans or obligations.

(b)    With respect to the U.S. Employees and except as set forth in Schedule 4.6(b),

(i)	none are represented by a union or other collective bargaining entity,

(ii)	there has not occurred, nor, to Seller’s Knowledge has there been threatened, a labor strike, request for representation, work stoppage or lockout in the past five years,

(iii)
Seller has not received written notice of any charges before any Governmental Authority responsible for the prevention of unlawful employment practices and, to the Knowledge of Seller, no such charges are threatened,

(iv)	Seller has not received written notice of any claim relating to employment or loss of employment and, to the Knowledge of Seller, no such claims are threatened,

(v)
Seller has not received written notice of any investigation by a Governmental Authority responsible for the enforcement of labor or employment regulations and, to Seller’s Knowledge, no such investigation is threatened, and

(vi)
no consent of any union, works council or other employee group is required for, and no agreement restricts the execution of this Agreement, the consummation of the transaction contemplated hereby, or the closing or relocation of any facility.

(c)    Except as set forth in Schedule 4.6 (c), neither Seller nor RVEP sponsor, maintain, contribute or have an obligation to contribute to any Benefit Plan. Schedule 4.6(c) sets forth a true, correct and complete list, as of the date hereof, of all Seller Plans. On or before the date hereof, Seller has delivered to Buyer copies of each of the Seller Plans and, to the extent applicable, the most recent summary plan description relating to such plans.

(d)    With respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA, that is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to within six years prior to the date of this Agreement, by RVEP, Seller or any ERISA Affiliate of RVEP or Seller):

(i)	no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied,

(ii)	no liability to the Pension Benefit Guaranty Corporation has been incurred by any such entity, which liability has not been satisfied,

(iii)	no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred,

(iv)	all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made, and

(v)	no condition exists or event or transaction has occurred with respect to any such plan which would reasonably be expected to result in Buyer incurring any liability, fine or penalty.

SECTION 4.7  Taxes.

Except as set forth on Schedule 4.7 or as could not reasonably be expected to have a Material Adverse Effect:

(a)    all Tax Returns that are required to be filed on or before the Closing Date by Seller or RVEP have been duly and timely filed;

(b)    all Taxes that are shown to be due on such Tax Returns have been either paid in full or fully accrued;

(c)    all withholding Tax requirements imposed on the Seller or RVEP have been satisfied in full in all respects, except for amounts that are being contested in good faith (which contested amounts are disclosed on Schedule 4.7);

(d)    Seller does not have in force any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency; and

(e)    there are no pending proposed deficiencies or other written claims for unpaid Taxes of Seller.

SECTION 4.8  Title to Brownsville Terminal Assets.

The execution and delivery by Seller to Buyer at the Closing of the General Conveyance in accordance with the terms of this Agreement will vest in Buyer, on the Closing Date good and indefeasible title to the Brownsville Terminal Assets free and clear of all Encumbrances other than Permitted Encumbrances.

SECTION 4.9  Brownsville Assigned Contracts.

Each Brownsville Assigned Contract to which Seller is a party or by which any of the Brownsville Terminal Assets are bound or encumbered by or subject to (excluding the Secured Debt Facility documents, the Pipeline Service Agreement and the LPG Transportation Agreement) is described on Schedule 4.9. Seller has provided or made available to Buyer true and correct copies of each Brownsville Assigned Contract identified on Schedule 4.9 and each amendment thereto. Except as described on Schedule 4.9, Seller is not in breach or default in the performance of its duties and obligations under any Brownsville Assigned Contract that could reasonably be expected to have a Material Adverse Effect. To Seller’s Knowledge, none of the other parties to any Brownsville Assigned Contract described on Schedule 4.9 is in breach or default in the performance of its duties and obligations under such Brownsville Assigned Contract that could reasonably be expected to have a Material Adverse Effect and none of such Brownsville Assigned Contracts has been terminated or revoked by any such other party.

SECTION 4.10  Sufficiency of Brownsville Terminal Assets.

The Brownsville Terminal Assets and PMI Contract to be conveyed and transferred to Buyer at the Closing shall constitute all of the tangible and intangible property, rights, benefits, privileges, assets and entitlements that are necessary for Buyer to operate the Brownsville Terminal Site after the Closing on substantially the same basis as the Brownsville Terminal Site has been conducted over the 12 month period preceding the Closing Date; assuming, however, that Buyer provides the necessary managerial, administrative and accounting personnel and systems to oversee and administer the operation of the Business and the Brownsville Terminal Assets.

SECTION 4.11  Insurance.

Schedule 4.11 lists all current insurance policies that are maintained by Seller or RVEP for the Brownsville Terminal Assets. Except as set forth in Schedule 4.11, all of the policies listed on Schedule 4.11 are in full force and effect, all premiums due thereon have been paid, and Seller and RVEP have complied in all material respects with the provisions of such policies.

SECTION 4.12  Brownsville Permits and Compliance with Applicable Law.

Except as set forth in Schedule 4.12:

(a)    Seller holds all Brownsville Permits necessary for the lawful operation of the Brownsville Terminal Assets under and pursuant to, and have complied with and are not in default under or in violation of, any applicable Law, including, without limitation, regulations of the Texas Railroad Commission and the Federal Energy Regulatory Commission except in each case where the failure to hold such Brownsville Permits or such non-compliance or default could not reasonably be expected to cause a Material Adverse Effect. To Seller’s Knowledge, operation of the Brownsville Terminal Assets is not being conducted in violation of any applicable Law, Order, or Brownsville Permits, except for any such violation which could not reasonably be expected to have a Material Adverse Effect.

(b)    Seller has not received any notice or other communication from any Governmental Authority asserting:

(i)	any violation of Law arising out of the operation of the Brownsville Terminal Assets,

(ii)	any violation of or failure to comply with the term or requirement of any Brownsville Permits, or

(iii)
any revocation, withdrawal, suspension, cancellation, termination or modification of any Brownsville Permit, except for violations, failures to comply, revocations, withdrawals, suspensions, cancellations, terminations or modifications which could not reasonably be expected to have a Material Adverse Effect.

(c)    Notwithstanding the terms of Article XI, Seller will indemnify Buyer against any of the civil penalty amount described in Schedule 4.12 that Buyer may be required to pay, if any, subsequent to the Closing and Seller will proceed to prosecute any appeal or reconsideration of the NOPV that it has commenced prior to Closing. The terms of this Section 4.12 (c) will survive Closing.

SECTION 4.13  Absence of Certain Changes.

Except as set forth on Schedule 4.13, since August 15, 2005, there has not been any:

(a)    damage to or destruction or loss of any material asset or property of the Seller or RVEP, including, without limitation, the Brownsville Terminal Assets;

(b)    sale, lease or disposition of any material asset or property of the Seller or RVEP, including, without limitation, the Brownsville Terminal Assets, other than the sale of LPG in the ordinary course of the Business and the sale of an idle non-installed pressure bullet product storage vessel located in Mexico;

(c)    cancellation or waiver of any claims or rights with respect to the Acquired Assets in excess of $30,000;

(d)    material change in the accounting methods used by Seller or RVEP with respect to the Acquired Assets, except as required by Law, Order or generally accepted accounting practices in the United States;

(e)    single capital expenditure by Seller or RVEP in excess of $30,000 for additions to property or equipment with respect to the Brownsville Terminal Assets, or aggregate capital expenditures in excess of $60,000 with respect to the Brownsville Terminal Assets;

(f)     termination or cancellation of a Contract with respect to the Acquired Assets that, prior to such termination or cancellation, involved the payment to or receipt by Seller or RVEP of amounts in excess of $150,000;

(g)    other event or occurrence (whether or not covered by insurance) with respect to the Acquired Assets that has resulted in a change that has a Material Adverse Effect or could reasonably be expected to result in a change that has a Material Adverse Effect; or

(h)    legal commitment by Seller or RVEP to any of the foregoing.

SECTION 4.14  Fees.

Except as set forth in Schedule 4.14, neither Seller nor RVEP has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transaction contemplated hereby.

SECTION 4.15  Disclaimer.

Except to the extent expressly set forth in this Agreement, Seller makes no representations or warranties whatsoever (whether express, implied, by statute, common law or otherwise) and disclaims all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing) to Buyer. Without limiting the generality of the foregoing, SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE BROWNSVILLE TERMINAL ASSETS.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF BUYER

Buyer represents and warrants to Seller as follows as of the Closing Date:

SECTION 5.1  Organization; Power and Authority.

Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all requisite corporate power and authority to own and operate its assets and properties and conduct its business and operations as presently being conducted.

SECTION 5.2  Authorizations; Execution and Validity.

As of the date of execution of this Agreement, the execution and delivery of this Agreement by Buyer, the performance by Buyer of its obligations under this Agreement and the consummation by Buyer of the transaction contemplated hereby have been duly authorized by all necessary corporate action on the part of the Buyer.

This Agreement upon being executed and delivered by Buyer, constitutes a valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect affecting creditors’ rights generally or general principles of equity.

SECTION 5.3  No Conflicts; Consents.

Except as set forth in Schedule 5.3, none of the execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations under this Agreement or the consummation by Buyer of the transaction contemplated hereby will:

(a)    violate any Law or Order, except as would not materially adversely affect the ability of Buyer to perform its obligations under and consummate the transaction contemplated by this Agreement,

(b)    violate the certificate of incorporation, by-laws or other corporate governance instruments of Buyer,

(c)    require any consent from or filing with any Governmental Authority, or any consent from any other Person, except as would not materially adversely affect the ability of Buyer to perform its obligations under and consummate the transaction contemplated by this Agreement, or

(d)    violate or breach any material contract of Buyer, except as would not materially adversely affect the ability of Buyer to perform its obligations under and consummate the transaction contemplated by this Agreement.

SECTION 5.4  Litigation.

There are no Legal Proceedings pending or, to Buyer’s knowledge, threatened against Buyer that question the validity of this Agreement or any action taken or to be taken by Buyer in connection with, or which seek to enjoin or obtain monetary damages in respect of, this Agreement or the consummation by Buyer of the transaction contemplated hereby.

SECTION 5.5  Investment Intent; Sophisticated Buyer.

Buyer:

(a)    is an informed sophisticated Person with sufficient knowledge and experience in investment and financial matters so as to be capable of evaluating the risks and merits of its purchase of the Acquired Assets,

(b)    acknowledges that the purchase of the Acquired Assets is consistent with its general investment objectives,

(c)    understands that the purchase of the Acquired Assets involves a high degree of risk,

(d)    is financially able to bear the risks of purchasing the Acquired Assets, and

(e)    has had an opportunity to discuss the business, management and financial affairs of the Business and the Acquired Assets with Seller and, in entering into this Agreement, is relying upon the representations, warranties and other terms and provisions of this Agreement and on its informed conclusions of its own investigations of the Business and the Acquired Assets.

SECTION 5.6  Financial Ability.

Buyer has, and will have as of the Closing Date, sufficient funds with which to pay the Purchase Price and consummate the transaction contemplated by this Agreement.

SECTION 5.7  Fees.

Buyer has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transaction contemplated hereby.

SECTION 5.8  Disclaimer.

Except to the extent expressly set forth in this Agreement, Buyer makes no representations or warranties whatsoever (whether express, implied, by statute, common law, or otherwise) and disclaims all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing) to Seller.

ARTICLE VI
COVENANTS

SECTION 6.1  Covenants of Seller.

Seller covenants and agrees that:

(a)    Conduct of Business. Until the Closing Date, Seller shall (unless Buyer shall otherwise consent in writing or as necessary for Seller to carry out its obligations under any Contracts, or as required by Law or Order, or as otherwise specifically contemplated by this Agreement):

(i)
use its commercially reasonable efforts to operate the Brownsville Terminal Assets in the usual, regular and ordinary manner consistent with past practice, and use their commercially reasonable efforts to preserve their present business operations, organization and goodwill, including, without limitation, those involving the Acquired Assets;

(ii)
maintain books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years, and comply in all material respects with all contractual and other obligations, including, without limitation, those involving the Brownsville Assigned Contracts;

(iii)	comply in all material respects with all applicable Laws to which the Acquired Assets are subject;

(iv)
except in connection with the Secured Debt Facility, not create, incur or assume any debt for borrowed money that is secured by a Lien on the Prior Collateral, and not create, incur or assume any debt for borrowed money that is secured by a Lien on any of the Brownsville Terminal Assets, unless such debt provides for release by the creditor upon the Closing;

(v)	not sell or dispose of any of the Brownsville Terminal Assets;

(vi)	not release or waive any material rights or benefits relating to the Acquired Assets;

(vii)	not make any material election with respect to Taxes with respect to the Acquired Assets;

(viii)	not agree to take any action or actions prohibited by any of the foregoing clauses (i) through (vii).

(b)    Required Approvals. Concurrent with the execution of this Agreement, Seller will make all filings with Governmental Authorities required to be made by them in order to consummate the transaction contemplated by this Agreement for which purpose it shall have the full cooperation and assistance of Buyer.

(c)    Commercially Reasonable Efforts. Between the date of this Agreement and the Closing Date, Seller will use its commercially reasonable efforts to cause the conditions set forth in Article VIII to be satisfied including obtaining all required consents necessary for the transfer of the Acquired Assets.

(d)    Cash Advance. In the event of termination of this Agreement pursuant to its terms and Closing does not occur, Seller agrees to perform its obligation pursuant to Section 3.1(f).

SECTION 6.2  Covenants of Buyer.

Buyer covenants and agrees that:

(a)    Return of Information. In the event of termination of this Agreement, Buyer will return or cause to be returned to Seller all documents and other materials obtained from, or on behalf of, Seller in connection with the transaction contemplated hereby and will keep confidential any such information in accordance with the terms of the Buyer Confidentiality Agreement.

(b)    Required Approvals. No later than five (5) Business Days prior to the Closing Date, Buyer will make all filings with Governmental Authorities required to be made by it in order to consummate the transaction contemplated by this Agreement for which purpose it shall have the full cooperation and assistance of Seller. Between the date of this Agreement and the Closing, Buyer will cooperate with Seller with respect to all filings that Seller is required to make with Governmental Authorities in connection with the transaction contemplated under this Agreement.

(c)    Commercially Reasonable Efforts. Between the date of this Agreement and the Closing Date, Buyer will use its commercially reasonable efforts to cause the conditions set forth in Article IX to be satisfied.

(d)    Seller’s Access to Documents; Preservation of Books and Records.

If the Closing occurs:

(i)
For a period of three years from the Closing Date, (A) Buyer shall not dispose of or destroy any of the Brownsville Books and Records of Seller transferred to Buyer pursuant to this Agreement, without first offering to turn over possession thereof to Seller by written notice to Seller at least 90 days prior to the proposed date of such disposition or destruction, and (B) Buyer shall allow Seller and its agents access to all Brownsville Books and Records (provided, however, that any such access or copying shall be had or done in such a manner so as not to unduly interfere with the normal conduct of Buyer’s businesses);

(ii)
At least 90 days prior to the completion of the aforesaid period, Seller may advise Buyer in writing whether Seller desires to obtain possession of any of the documents which were delivered to Buyer at Closing. To the extent that Buyer has decided to dispose of or destroy such documents and not continue to retain such documents pursuant to the provisions of Section 6.2(d)(i), Seller shall be entitled to receive possession of such documents upon its request as provided in this subparagraph;

(iii)
The three year period referred to in Section 6.2(d)(i) shall be extended in the event that Seller advises Buyer in writing that any Legal Proceedings or investigation is pending or threatened at the termination of such three year period and such extension shall continue until any such Legal Proceeding or investigation has been settled through judgment or otherwise and/or is no longer pending or threatened.

SECTION 6.3  Other Covenants.

(a)    Tax Proration. Ad valorem and real and tangible personal property taxes with respect to the Brownsville Terminal Assets for the calendar year in which the Closing occurs shall be prorated between Seller and Buyer as of the Closing Date. If the amount of such Taxes with respect to any of the Brownsville Terminal Assets for the calendar year in which the Closing occurs has not been determined as of the Closing Date, then the Taxes with respect to such Brownsville Terminal Assets for the preceding calendar year shall be used to calculate such prorations. Seller’s portion of the prorated Taxes shall be applied as a credit against (thus a reduction of) the Purchase Price due from Buyer at the Closing.

(b)    Assignments Requiring Consents. To the extent that, as necessary to complete the transaction contemplated by this Agreement, any Brownsville Assigned Contract, Brownsville Permit, or Brownsville Leases is not assignable by the terms thereof or consent to the assignment or transfer thereof cannot be obtained by Seller prior to Closing, then if Buyer elects to proceed with the Closing without obtaining such consent, such Brownsville Assigned Contract, Brownsville Permit or Brownsville Leases shall be held by Seller in trust for Buyer and shall be performed by Buyer in the name of the Seller and all benefits and obligations derived thereunder shall be for the account of Buyer; and at no cost to Buyer; provided, where entitlement of Buyer to such Brownsville Assigned Contract, Brownsville Permit or Brownsville Leases is not recognized by any third Person, Seller shall, at the request of Buyer and at Buyer’s expense, enforce, in a reasonable manner and under the direction and control of Buyer, any and all rights of Seller, or otherwise available under the same, against such third Person.

(c)    Removal of Seller’s Name. Within 90 days after the Closing Date, Buyer shall remove or cause to be removed the name Rio Vista or any variations and derivations thereof or logos relating thereto from the Brownsville Terminal Assets and Buyer shall not thereafter make any use whatsoever of such names or logos.

(d)    Minimum Requirement.

(i)
The Purchase Price has been determined based on the volume and quality of LPG inventory at the Brownsville Terminal Site and in the storage operated by Seller, or its Affiliates at its Matamoros Terminal Site or the respective Pipeline Assets between Matamoros, Mexico and the Brownsville Terminal Site. Such LPG inventory should be no less than the minimum levels and standards for LPG inventory as set forth on Schedule 6.3(d)(i) (the “Minimum Requirement”).

(ii)
To determine whether the Minimum Requirement is satisfied, Seller and Buyer shall cause the procedures described in Schedule 6.3(d)(i) to be implemented within or by the periods of time indicated in such Schedule 6.3(d)(i). If pursuant to Schedule 6.3(d)(i) it is determined that the Minimum Requirement was not satisfied as of the Effective Time, then Seller shall pay to Buyer the Deficiency Amount as described in and determined pursuant to such Schedule 6.3(d)(i), such payment to be made by Seller to Buyer within five (5) Business Days of such determination. If pursuant to Schedule 6.3(d)(i) it is determined that the Minimum Requirement was exceeded as of the Effective Time, then Buyer shall pay to Seller the Excess Amount as described in and determined pursuant to such Schedule 6.3(d)(i), such payment to be made by Buyer to Seller within five (5) Business Days of such determination.

(e)    Environmental Inspection.

(i)
Buyer acknowledges and agrees that it has fully exercised all of its rights, pursuant to the Prior Agreement and otherwise, to investigate, inspect, audit, study and test the Brownsville Leases, including the soil, groundwater and all other physical features, for the existence of Environmental Conditions and violations of Environmental Laws (the “Environmental Audit”). The Environmental Audit has been completed. The cost and expense of the Environmental Audit shall be borne by Buyer.

(ii)	Buyer has conferred with Governmental Authorities and reviewed and copied all records of Governmental Authorities with respect to the Brownsville Leases in connection with the Environmental Audit.

(iii)	Buyer has no further rights or options pursuant to the Prior Agreement or this Agreement with respect to the Environmental Audit.

(f)    Employee and Benefit Matters.

(i)
Seller or RVEP shall make available to Buyer all U.S. Employees to discuss potential employment with Buyer or an Affiliate of Buyer (such entity that makes employment offers being the “Buyer Employer”). Seller shall provide Buyer with an updated list of the U.S. Employees within five (5) days of the date upon which any change therein has occurred. On or before the Closing Date, but effective as of the Closing Date, and conditioned upon the occurrence of the Closing, Buyer shall cause the Buyer Employer to make offers of employment to the U.S. Employees who are employed by Seller or RVEP immediately prior to the Closing Date, and who are selected by the Buyer Employer in its sole discretion upon written notice to Seller at least five days prior to the Closing Date. The terms and conditions of each such offer of employment shall be on terms and conditions determined by the Buyer Employer, in its sole discretion, that are consistent with the provisions of this Section 6.3(f). All offers of employment shall be subject to the Buyer Employer’s policies concerning background and security checks and drug/substance abuse testing. As used in this Agreement, the term “Continuing Employees” means each U.S. Employee who accepts an offer of employment from the Buyer Employer as provided in the preceding provisions of this paragraph and reports to work and commences active duty for the Buyer Employer. The “Hire Date” for each U.S. Employee who accepts an employment offer from the Buyer Employer pursuant to the terms of this paragraph and who actually becomes employed by the Buyer Employer in accordance with such offer shall be the Closing Date.

(ii)
For a period of not less than one year beginning on the Closing Date, Buyer shall cause the Buyer Employer to provide the Continuing Employees while employed by the Buyer Employer during such period with employee benefits on a basis substantially similar to those provided to similarly situated employees of the Buyer Employer. From and after the applicable Hire Date, for purposes of (x) eligibility to participate in, and vesting under, the employee benefit plans that are intended to be qualified under Section 401 of the Internal Revenue Code and that are maintained after such date by the Buyer Employer and (y) eligibility and benefit determination under the vacation policies maintained by the Buyer Employer, Buyer shall cause the Buyer Employer to recognize each Continuing Employee’s years of service for corresponding purposes that were credited prior to such Continuing Employee’s Hire Date under the corresponding Seller Plans in which the Continuing Employee participated immediately prior to the Closing Date. Promptly after each Continuing Employee’s Hire Date, Seller shall provide written notice to Buyer of such prior service credit.

(iii)
On or before each Continuing Employee’s Hire Date, Seller shall (A) take any necessary action to fully vest as of such date the Continuing Employee’s account balances and other accrued benefits under all Seller Plans that are intended to be qualified under Section 401 of the Internal Revenue Code and (B) take such actions, if any, as may be necessary to permit the continuation of loan repayments after such date by the Continuing Employee if he or she has an outstanding loan from any such Seller Plan as of such date. Such loan repayments shall be made directly by the Continuing Employee to the applicable Seller Plan, and shall be permitted so long as the Continuing Employee remains employed by the Buyer Employer.

(iv)
Buyer Employer shall not from and after the Closing Date, have any responsibility or liability with respect to the Seller Plans. Any and all liabilities for severance payments and other amounts owed with respect to a U.S. Employee (A) who is not offered employment with the Buyer Employer, (B) who is otherwise not employed by the Buyer Employer, or (C) whose employment with Seller or RVEP and their Affiliates is terminated for any reason whatsoever shall, in each such case, remain the responsibility of Seller.

(v)
Nothing in this Agreement shall require or be construed or interpreted as requiring the Buyer Employer to continue the employment of any of Seller’s employees following the Closing Date, or to prevent the Buyer Employer from changing the terms and conditions of employment (including compensation and benefits) of any of their employees following the Closing Date. Without limiting the generality of Section 12.4, this Section 6.3(f) is not intended to confer upon any U.S. Employee or Continuing Employee any rights or remedies hereunder.

(g)    Schedules. If, on the date on which this Agreement is executed by all Parties hereto, any schedule to this Agreement has not been completed, then such schedule shall be completed as promptly as commercially practical and such completed schedule shall be treated as if it had been delivered on the date of this Agreement. No representation or warranty contained in this Agreement shall be deemed breached as of the date of the making of such representation or warranty by reason of the fact that the relevant schedule was incomplete as of such date, provided that a complete schedule that renders true such representation or warranty is delivered pursuant to this Section 6.3(g) at least five (5) Business Days before the Closing.

(h)    Obligation of Removal of Substance from Petroleum Tanks. By the Closing Date:

(i)
Seller will complete its removal and proper disposal of, at its sole cost and expense, any and all liquids, solids and other substances contained within the Petroleum Tanks and other tanks and associated piping. Such contents and substances shall be removed by Seller and properly and legally disposed of off site. Upon removal of the contents from the Petroleum Tanks, Seller shall power wash the Petroleum Tanks and shall render them in a dry and gas free condition, suitable for inspection;

(ii)
all plastic liners located in the two slop pits (and any liquids, solids and other substances contained in or on them) shall be removed and legally disposed of off site at Seller’s sole cost and expense; and

(iii)	any drums and their contents located on the BND Lease No. 3165 site shall be removed by Seller and properly and legally disposed of off site at Seller’s sole cost and expense.

(iv)	If the above action in (i), (ii) and (iii) are not performed by the Closing Date, Buyer will perform such actions in accordance with Section 8.11.

(i)     Additional Agreements. At the Closing, the Parties shall execute and deliver:

(i)	a “Pipeline Service Agreement” in the form of Exhibit E, pursuant to which Buyer will maintain and operate the U.S. portion only of Seller’s pipelines between Brownsville and Matamoros, and

(ii)
an “LPG Transportation Agreement” in the form of Exhibit F, pursuant to which Seller (or its affiliates) will transport, terminal and redeliver LPG for Buyer from the Brownsville Terminal Site to Seller’s Matamoros Terminal Site.

(j)     Revenues, Expenses, and Remittance of Monies. All revenues and expenses, whenever received or paid, which are attributable to the Acquired Assets for the period prior to the Effective Time shall belong to Seller and all revenues or expenses attributable to the Acquired Assets for the period from and after the Effective Time shall belong to Buyer. If a Party receives or pays any monies from or to a third Person, including, without limitation, from PMI pursuant to the PMI Contract that are owed to the other Party, the receiving Party will promptly remit such monies to such other Party.

ARTICLE VII
TAX MATTERS

SECTION 7.1  Preparation and Filing of Tax Returns.

Seller shall cause to be included in the consolidated federal income Tax Returns (and the state income Tax Returns of any state that permits consolidated, combined or unitary income Tax Returns, if any) of the Seller Group for all periods ending on or before the Closing Date, all items of income, gain, loss, deduction or credit (“Tax Items”) of Seller and associated with the Acquired Assets that are required to be included therein, shall cause such Tax Returns to be timely filed with the appropriate Taxing Authorities, and shall be responsible for the timely payment (and entitled to any refund) of all Taxes due with respect to the periods covered by such Tax Returns.

SECTION 7.2  Seller’s Tax Indemnification.

Seller hereby agrees to protect, defend, indemnify and hold harmless Buyer from and against, and agrees to pay all Taxes associated with the Business and the Brownsville Terminal Assets for all periods ending on or before the Closing Date, including, without limitation, Taxes under Section 3.1(c).
.
SECTION 7.3  Buyer’s Tax Indemnification.

Buyer hereby agrees to protect, defend, indemnify and hold harmless Seller from and against, and agrees to pay, any Taxes associated with the Business and the Brownsville Terminal Assets attributable to the time period after the Closing Date.

SECTION 7.4  Tax Indemnification Procedures.

(a)    If a claim (“Tax Indemnified Claim”) shall be made by any Taxing Authority that, if successful, would result in the indemnification of a Party under this Agreement (referred to herein as the “Tax Indemnified Party”), the Tax Indemnified Party shall promptly notify the party obligated under this Agreement to so indemnify (referred to herein as the “Tax Indemnifying Party”) in writing of such fact.

(b)    The Tax Indemnifying Party shall have the right, at its sole cost, to control the defense, prosecution, settlement or compromise of the Tax Indemnified Claim and the Tax Indemnified Party shall take such action in connection with contesting a Tax Indemnified Claim as the Tax Indemnifying Party shall reasonably request in writing from time to time, including the selection of counsel and experts and the execution of powers of attorney, provided that the Tax Indemnifying Party shall have agreed to pay to the Tax Indemnified Party all costs and expenses that the Tax Indemnified Party incurs in connection with contesting such claim, including reasonable attorneys’ and accountants’ fees and disbursements. The Tax Indemnified Party shall not make any payment of such claim for at least 30 days (or such shorter period as may be required by applicable Law) after the giving of the notice required by Section 7.4(a), shall give to the Tax Indemnifying Party any information reasonably requested related to such claim, and otherwise shall cooperate with the Tax Indemnifying Party in good faith in order to contest effectively any such claim.

(c)    Subject to the provisions of Section 7.4(b), the Tax Indemnified party shall only enter into a settlement of such contest with the applicable Taxing Authority or prosecute such contest to a determination in a court or other tribunal or initial or appellate jurisdiction as instructed by the Tax Indemnifying Party.

(d)    If, after actual receipt by the Tax Indemnified Party of an amount advanced by the Tax Indemnifying Party pursuant to this Section 7.4, the extent of the liability of the Tax Indemnified Party with respect to the claim shall be established by the final judgment or decree of a court or other tribunal or a final and binding settlement with an administrative agency having jurisdiction thereof, the Tax Indemnified Party shall promptly repay to the Tax Indemnifying Party the amount advanced to the extent of any refund received by the Tax Indemnified Party with respect to the claim together with any interest received thereon from the applicable Taxing Authority and any recovery of legal fees from such Taxing Authority, net of any Taxes as are required to be paid by the Tax Indemnified Party with respect to such refund, interest or legal fees (calculated at the maximum applicable statutory rate of Tax in the year of recovery without regard to any other Tax Items).

ARTICLE VIII
CONDITIONS PRECEDENT TO BUYER’S OBLIGATION

The obligation of Buyer to consummate the transaction contemplated hereby on the Closing Date is subject to the satisfaction of each of the following conditions at or prior to the Closing:

SECTION 8.1  Accuracy of Representations and Warranties.

Each of the representations and warranties of Seller contained in Article IV of this Agreement shall be true and correct, in each case at and as of the Closing Date as if made at and as of the Closing Date (except for the representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate as of such date or with respect to such period).

SECTION 8.2  Performance of Covenants.

Seller shall have performed and complied, in all material respects, with the covenants and provisions of this Agreement, including, without limitation those in Section 6.1 and those in Section 6.3, required herein to be performed or complied with by Seller between the date hereof and the Closing Date.

SECTION 8.3  Officers’ Certificates.

Buyer shall have received certificates from Seller to the effect set forth in Sections 8.1 and 8.2 hereof, dated as of the Closing Date, signed by a duly authorized officer of Seller.

SECTION 8.4  No Order.

No Order shall be in effect prohibiting, enjoining or restraining the consummation of the transaction contemplated in this Agreement.

SECTION 8.5  Certified Resolutions.

Buyer shall have received a certificate of the Secretary or an Assistant Secretary of Seller, dated as of the Closing Date, setting forth the resolutions of the general partner of Seller, respectively, authorizing the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date.

SECTION 8.6  Secretary’s Certificate.

Buyer shall have received a certificate of the Secretary or an Assistant Secretary of Seller attesting as to the incumbency and signature of each officer of Seller who shall execute this Agreement.

SECTION 8.7  Intentionally left blank.

SECTION 8.8  Consents.

Each of the consents identified in Schedule 4.3 shall have been obtained, including, but not limited to, the consent by BND to the assignment to Buyer of any Brownsville Leases located on BND real property, in accordance with the forms of assignment included in Schedules 8.8-A and 8.8-B.

SECTION 8.9  Liens and Secured Debt.

All Liens on the Brownsville Terminal Assets securing any obligations under or with respect to the Secured Debt Facility shall have been released and terminated and copy of the documents evidencing such release and termination shall have been provided to Buyer. Similarly, any Liens on the Brownsville Terminal Assets, including, without limitation those of the Lenders, shall have been released and terminated and copy of the documents evidencing such release and termination shall have been provided to Buyer.

SECTION 8.10  PMI Contract.

PMI shall have approved of the assignment of the PMI Contract to Buyer.

SECTION 8.11  Due Diligence.

Buyer’s satisfaction with the results of the due diligence conducted by Buyer is no longer a condition to Buyer’s obligation to consummate the transaction contemplated hereby on the Closing Date. Exhibit G reflects any agreed upon Purchase Price reduction due to Buyer’s due diligence findings. Except as provided hereinbelow, any amounts on Exhibit G that are indicated as “Retained Amounts” will be retained by Buyer after the Closing Date in order to apply such amounts to the cleaning and removal of substances from the Petroleum Tanks. Upon Buyer’s commercially reasonable determination that cleaning and disposal of substances from the Petroleum Tanks has been completed, Buyer will credit the remaining portion, if any, of the retained amount for such purpose to the principal balance of Exhibit D-1 (Amended), the amended Promissory Note. If the cleaning and disposal of substances from the Petroleum Tanks exceeds the amounts retained by Buyer, Seller will reimburse Buyer for any additional amounts.

SECTION 8.12.  U.S. Employees.

The U.S. Employees located in the United States, other than the Continuing Employees who have accepted the offer of employment made by Buyer, shall be subject to termination on the Closing Date in accordance with Section 6.3(f).

SECTION 8.13  Concurrent Closing with Penn.

The Closing of the Purchase and Sale Agreement between Penn and Buyer must take place concurrent with the Closing under this Agreement.

SECTION 8.14  No Change in Law.

No Law, Order or Tax that was not in force as of the date of the execution of the Prior Agreement or this Agreement shall have been adopted or imposed (or shall be reasonably imminent in being adopted or imposed), and no increase in rates of taxation shall have occurred (or shall be reasonably imminent in occurring) after the date of execution of the Prior Agreement or this Agreement, that, in any such event, would reasonably be expected to result in any Material Adverse Effect.

SECTION 8.15  Injunction.

Buyer shall have received written evidence that Seller shall have caused the temporary injunction issued June 13, 2006 as described in Schedule 4.4 to either be rescinded or amended to the satisfaction of Buyer.

ARTICLE IX
CONDITIONS PRECEDENT TO SELLER’S OBLIGATION

The obligation of Seller to consummate the transaction contemplated hereby on the Closing Date is subject to the satisfaction of each of the following conditions at or prior to the Closing:

SECTION 9.1  Accuracy of Representations and Warranties.

Each of the representations and warranties of Buyer contained in Article V of this Agreement shall be true and correct, in each case at and as of the Closing Date as if made at and as of the Closing Date (except for the representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate as of such date or with respect to such period).

SECTION 9.2  Performance of Covenants.

Buyer shall have performed and complied, in all material respects, with the covenants and provisions in this Agreement, including, without limitation those in Sections 6.2 and 6.3, required herein to be performed or complied with by Buyer until the Closing Date.

SECTION 9.3  Officer’s Certificate.

Seller shall have received a certificate from Buyer to the effect set forth in Sections 9.1 and 9.2 hereof, dated as of the Closing Date, signed by a duly authorized officer of Buyer.

SECTION 9.4  No Order.

No Order shall be in effect prohibiting, enjoining or restraining the consummation of the transaction contemplated in this Agreement.

SECTION 9.5  Certified Resolutions.

Seller shall have received a certificate of a duly authorized officer of Buyer, dated as of the Closing Date, setting forth the resolutions of the board of directors of Buyer authorizing the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date.

SECTION 9.6  Secretary’s Certificate.

Seller shall have received a certificate of the Secretary or an Assistant Secretary of Buyer attesting as to the incumbency and signature of each officer of Buyer who shall execute this Agreement.

SECTION 9.7  No Change In Law.

No Law, Order or Tax that was not in force as of the date of the execution of the Prior Agreement or this Agreement shall have been adopted or imposed (or shall be reasonably imminent in being adopted or imposed), and no increase in rates of taxation shall have occurred (or shall be reasonably imminent in occurring) after the date of execution of the Prior Agreement or this Agreement, that, in any such event, would reasonably be expected to result in a Material Adverse Effect.

SECTION 9.8  Intentionally deleted.

ARTICLE X
TERMINATION

SECTION 10.1  Termination of Agreement.

Anything herein to the contrary notwithstanding, this Agreement and the transaction contemplated hereby may be terminated at any time before the Closing Date as follows:

(a)    By mutual written consent of Seller and Buyer;

(b)    By Seller or Buyer, if the Closing shall not have occurred prior to or on October 1, 2006 (which date may be extended in writing by the mutual agreement of Seller and Buyer); or

(c)    By Seller or Buyer, if consummation of the transaction contemplated hereby would violate any non-appealable final Order of a Governmental Authority having competent jurisdiction.

SECTION 10.2  Effect of Termination.

(a)    If this Agreement shall be terminated pursuant to Section 10.1, all further obligations of the Parties shall terminate without further liability of any Party to another and each Party shall pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance of and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel; provided, the obligations of Buyer under the Buyer Confidentiality Agreement shall survive any such termination.

(b)    Notwithstanding the above, if all conditions precedent to the obligations of a Party set forth in Article VIII or Article IX (as applicable) have been met (or the non-breaching Party is ready, willing and able to satisfy such conditions) and the Closing does not occur on or before the date specified in Section 10.1(b) because of the other Party being in breach of any of its representations, warranties or obligations hereunder, then the breaching Party shall remain liable for the breach of such representations, warranties and obligations.

ARTICLE XI
INDEMNIFICATION

SECTION 11.1  Seller Indemnification.

(a)    Subject to the limitations set forth in this Article XI, if the Closing occurs, then from and after the Closing Date, Seller shall indemnify and hold Buyer and its respective officers, directors, partners, members, employees and agents thereof harmless from and against any and all Losses arising out of, based upon, attributable to or resulting from:

(i)	any breach of any representation or warranty of Seller contained in Article IV or any inaccuracy in the certificate delivered to Buyer pursuant to Section 8.3,

(ii)	any breach of any agreement or covenant on the part of Seller contained in this Agreement,

(iii)
any Losses arising out of any act, event or omission occurring prior to the Closing Date (and not otherwise constituting an Assumed Liability) in the conduct by Seller or RVEP of the Business, including, without limitation, legal, tax, title and ownership issues, and

(iv)	the Retained Liabilities.

(b)    The foregoing shall not apply to any breach of Seller’s representations and warranties set forth in Section 4.7, or to any breach of Seller’s covenants set forth in Article VII, it being agreed and understood that Buyer’s sole and exclusive remedies for any matters relating to Taxes shall be as provided in Article VII.

SECTION 11.2  Buyer Indemnification.

(a)    Subject to the limitations set forth in this Article XI, if the Closing occurs, then from and after the Closing Date, Buyer shall indemnify and hold Seller and Seller’s Affiliates and their respective officers, directors, members, partners, employees and agents thereof harmless from and against any and all Losses arising out of, based upon, attributable to or resulting from:

(i)	any breach of any representation or warranty of Buyer contained in this Agreement or any inaccuracy in the certificate delivered to Seller pursuant to Section 9.3,

(ii)	the breach of any agreement or covenant on the part of Buyer contained in this Agreement,

(iii)
any Losses arising out of any act, event or omission occurring after the Closing Date (and not otherwise constituting a Retained Liability) in the conduct by Buyer, or Buyer’s Affiliates (including TransMontaigne Partners L.P.), of their Business or the operation and performance of the Brownsville Terminal Assets and the PMI Contract, and

(iv)	the Assumed Liabilities.

(b)    The foregoing shall not apply to any breach of Buyer’s covenants set forth in Article VII, it being agreed and understood that Seller’s sole and exclusive remedies for matters relating to Taxes shall be as provided in Article VII.

SECTION 11.3  Indemnification Procedures.

If any third Person (i.e., a Person other than a Party or any Affiliate of a Party) asserts any claim against a Party which, if successful, would entitle the Party to indemnification under this Article XI (the “Indemnified Party”), it shall give notice of such claim to the Party from whom it intends to seek indemnification (the “Indemnifying Party”) and the Indemnifying Party shall have the right to assume the defense of such claim at its expense. If the Indemnifying Party does assume such defense, it shall indemnify and hold the Indemnified Party harmless from and against any and all Losses caused by or arising out of any settlement or judgment of such claim. In addition, the Indemnified Party shall have the right to participate in the defense of such claim at its expense, in which case (a) the Indemnifying Party shall cooperate in providing information to and consulting with the Indemnified Party about the claim, and (b) the Indemnifying Party shall not consent to the entry of judgment or enter into any settlement without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld. If the Indemnifying Party fails to assume the defense of any such claim, the Indemnified Party may defend against or settle such claim and the Indemnifying Party shall be liable for any settlement of any such claim.

SECTION 11.4  Limits on Indemnification.

Notwithstanding anything to the contrary contained in this Agreement:

(a)    Seller shall not have any obligation to provide indemnification for Losses pursuant to Section 11.1 except to the extent that the aggregate amount of all such Losses exceeds $175,000.00 (the “Basket Amount”) in which case Seller shall be liable to Buyer only for such Losses in excess of $175,000.00. The maximum obligation of Seller to provide indemnification for all Losses pursuant to Section 11.1 shall be limited to an amount equal to the Purchase Price. Notwithstanding the foregoing, the Basket Amount and such liability cap will not apply with respect to any breach of Seller’s representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.8, and 4.14.

(b)    Buyer shall not have any obligation to provide indemnification for Losses indemnified pursuant to Section 11.2 except to the extent that the aggregate amount of all such Losses exceeds the Basket Amount, in which case Buyer shall be liable to Seller only for such Losses in excess of the Basket Amount. The maximum obligation of Buyer to provide indemnification for Losses pursuant to Section 11.2 shall be limited to the amount equal to the Purchase Price. Notwithstanding the foregoing, the Basket Amount and such liability cap will not apply with respect to any breach of Buyer’s representations and warranties set forth in Sections 5.1, 5.2, 5.3, 5.5 and 5.7.

(c)    Seller shall not have any obligation to provide indemnification hereunder for any Losses pursuant to Sections 11.1 unless a written notice of claim specifying in reasonable detail the specific nature and basis of the Losses and the estimated amount of such Losses is delivered to Seller prior to 5:00 p.m., Houston, Texas time, on the third anniversary of the Closing Date. Buyer shall not have any obligation to provide indemnification hereunder for any Losses unless a written notice of claim specifying in reasonable detail the specific nature and basis of the Losses and the estimated amount of such Losses is delivered to Buyer prior to 5:00 p.m., Houston, Texas time, on the third anniversary of the Closing Date.

(d)    For purposes of determining Losses in order to calculate the Basket Amount and determine rights to indemnification under this Article XI, the representations and warranties set forth in Articles IV and V shall be read without giving effect to any Materiality Requirement set forth therein. As used in this Agreement, a “Materiality Requirement” shall mean any requirement in a representation or warranty that a condition, event or state of fact be “material,” correct or true in “all material respects,” have a “Material Adverse Effect,” or be or not be “reasonably expected to have a Material Adverse Effect” (or other words or phrases of similar effect or impact) in order for such condition, event or state of facts to cause such representation or warranty to be inaccurate.

SECTION 11.5  Certain Damages.

NEITHER PARTY NOR ANY OF THEIR RESPECTIVE AFFILIATES (INCLUDING TRANSMONTAIGNE PARTNERS L.P.) OR REPRESENTATIVES SHALL BE LIABLE TO THE OTHER PARTY OR TO ANY OF ITS AFFILIATES (INCLUDING TRANSMONTAIGNE PARTNERS L.P.) OR REPRESENTATIVES FOR PUNITIVE, SPECIAL, EXEMPLARY, INCIDENTAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTION CONTEMPLATED HEREBY, REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED ON CONTRACT, TORT, STRICT LIABILITY, VIOLATION OF LAW, OR ANY OTHER LEGAL OR EQUITABLE PRINCIPLE; PROVIDED, THE FOREGOING SHALL NOT APPLY TO ANY SUCH DAMAGES FINALLY DETERMINED TO BE PAYABLE TO A THIRD PERSON PURSUANT TO A CLAIM COVERED BY THE INDEMNITY PROVIDED PURSUANT TO ARTICLE XI.

SECTION 11.6  Exclusive Remedy.

(a)    Except for the tax indemnification provisions of Article VII, if the Closing occurs, the sole and exclusive remedy of each of Buyer and Buyer’s Affiliates (including TransMontaigne Partners L.P.), and Seller and Seller’s Affiliates, with respect to the purchase and sale of the Acquired Assets shall be pursuant to the express indemnification provisions of this Article XI and any and all (a) claims relating to the representations, warranties, covenants and agreements contained in this Agreement, (b) other claims pursuant to or in connection with this Agreement, or (c) other claims relating to the Acquired Assets, shall be subject to the provisions set forth in this Article XI.

(b)    Except for claims made pursuant to the express indemnification provisions of this Article XI, Buyer on behalf of each of Buyer and Buyer’s Affiliates (including TransMontaigne Partners L.P.) shall be deemed to have waived, to the fullest extent permitted under applicable law, any right of contribution against Seller and Seller’s Affiliates and any and all rights, claims and causes of action it may have against Seller or any of Seller’s Affiliates, arising under or based on any federal, state or local statute, law, ordinance, rule or regulation or common law or otherwise.

(c)    Except for claims made pursuant to the express indemnification provisions of this Article XI, Seller on behalf of each of Seller or any of Seller’s Affiliates shall be deemed to have waived, to the fullest extent permitted under applicable law, any right of contribution against Buyer or any of Buyer’s Affiliates and any and all rights, claims and causes of action it may have against Buyer or any of Buyer’s Affiliates, arising under or based on any federal, state or local statute, law, ordinance, rule or regulation or common law or otherwise.

ARTICLE XII
GENERAL

SECTION 12.1  Amendments.

This Agreement may only be amended by written instrument executed by Buyer and Seller.

SECTION 12.2  Waivers.

The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Party entitled to enforce such term, but such waiver shall be effective only if it is in a written instrument signed by the Party entitled to enforce such term and against which such waiver is to be asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any Party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement, nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement.

SECTION 12.3  Notices.

Any notices or other communications required or permitted hereunder shall be in writing and shall be sufficiently given (and shall be deemed to have been duly given upon receipt) if sent by overnight courier, express mail, registered mail or certified mail, postage prepaid, or by hand, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Seller, to:

Rio Vista Operating Partnership L.P.
Attn: Chief Executive Officer
820 Gessner Road,  Suite 1285
Houston, Texas 77024

With a copy (which shall not constitute effective notice) to:

Penn Octane Corporation
Attn: Chief Financial Officer
840 Apollo Street Suite 313
El Segundo, CA 90245

If to Buyer, to:

TransMontaigne Product Services Inc.
Attn: President
1670 Broadway, Suite 3100
Denver, Colorado 80202

SECTION 12.4  Successors and Assigns; Parties in Interest.

This Agreement shall be binding upon and shall inure solely to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned without the written consent of the other Party, and any purported assignment made without such written consent shall be void; provided, Buyer shall have the right to designate one or more of its Affiliates (including TransMontaigne Partners L.P.) to be transferee(s) at the Closing of all or any part of the Brownsville Terminal Assets. Except as expressly contemplated by Sections 11.1 and 11.2, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the Parties and their respective successors, legal representatives, and permitted assigns, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, and no Person shall be deemed a third party beneficiary under or by reason of this Agreement.

SECTION 12.5  Severability.

If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared judicially to be invalid, unenforceable, or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the Parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal, and enforceable and that achieves the same objective.

SECTION 12.6  Entire Agreement.

This Agreement (including the Exhibits and Schedules hereto and the documents and instruments executed and delivered in connection herewith) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes and replaces all prior and contemporaneous agreements and understandings, whether written or oral, between the Parties with respect to the subject matter hereof, and there are no representations, understandings or agreements relating to the subject matter hereof that are not fully expressed in this Agreement and the documents and instruments executed and delivered in connection herewith; provided, the Buyer Confidentiality Agreement shall remain in full force and effect according to its terms after the Closing, except with respect to the Acquired Assets. All Exhibits and Schedules attached to this Agreement are expressly made a part of, and incorporated by reference into, this Agreement.

SECTION 12.7  Governing Law; Consent to Jurisdiction.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS. Each Party irrevocably submits to the jurisdiction of any Texas state court or any federal court sitting in Houston, Texas in any action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action shall be heard and determined in such Houston, Texas state or federal court. Each Party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Parties further agree, to the extent permitted by Law, that final and un-appealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment. Each Party waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement. Each Party certifies that it has been induced to enter into this Agreement by, among other things, the mutual waivers set forth in this Section 12.7.

SECTION 12.8  Expenses.

Each of the Parties shall bear its own expenses (including fees and disbursements of its counsel, accountants and other experts) incurred by it in connection with the preparation, negotiation, execution, delivery and performance of this Agreement, each of the other documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transaction contemplated hereby.

SECTION 12.9  Release of Information; Confidentiality.

The Parties shall cooperate with each other in releasing information concerning this Agreement and the transaction contemplated hereby. No press releases or other public announcements concerning the transaction contemplated by this Agreement shall be made by any Party without prior consultation with, and agreement of, the other Party, except for any legally required communication by any Party and then only with as much advance notice and consultation as is practicable under the circumstances requiring any announcement, together with copies of the proposed text.

SECTION 12.10  Joint and Several.

The obligations of Seller under and pursuant to this Agreement shall be joint and several obligations of Rio and RVEP.

SECTION 12.11  Certain Construction Rules.

The article and section headings and the table of contents contained in this Agreement are for convenience of reference only and shall in no way define, limit, extend or describe the scope or intent of any provisions of this Agreement. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa. In addition, as used in this Agreement, unless otherwise provided to the contrary, (a) all references to days, months or years shall be deemed references to calendar days, months or years, and (b) any reference to a “Section,” “Article,” or “Schedule” shall be deemed to refer to a section or article of this Agreement or a schedule attached to this Agreement. The words “hereof,” “herein,” “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. The term “including” shall mean “including without limitation.”

SECTION 12.12  Survival.

The representations, warranties, covenants and agreements of the Parties set forth herein or in any certificate delivered pursuant to the terms hereof shall survive the Closing and such representations and warranties shall be subject to the provisions of Article XI. The provisions of Sections 6.3 and 8.11 and Article 13 will survive the Closing.

SECTION 12.13  Counterparts.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument binding on the Parties, notwithstanding that all Parties are not signatories to the original or the same counterpart.

ARTICLE XIII
NON-COMPETITION REQUIREMENT, EXCLUSIVITY, PMI EASEMENT AND RIGHT OF FIRST OFFER

SECTION 13.1  Non-Competition Requirement; Exclusivity.

(a)    To the extent permitted by law and subject to Section 13.1(b), from and after the Closing Date, and while Buyer is transporting or desires to transport LPG in the Pipeline Assets for delivery to the Matamoros Terminal Site and Buyer is not shipping products other than LPG in the Seadrift Pipeline, Seller or its Affiliates, including, without limitation, the Companies, will not or will not permit other parties, other than Buyer and its Affiliates, including TransMontaigne Partners L.P. (and Seller and its Affiliates on behalf of Buyer and its Affiliates, including TransMontaigne Partners L.P.,), to (i) transport LPG on or in the Mexican portion of the Pipeline Assets or (ii) store or handle LPG in the Matamoros Terminal Site. Subject to Section 13.1(b), the foregoing restriction will be a condition imposed by Seller on any purchaser of the Pipeline Assets, the Matamoros Terminal Site or the Shares. The provisions of this Section 13.1(a) shall terminate upon any failure to satisfy the conditions set forth in Section 13.1(b).

(b)    Buyer shall exclusively engage the services of Seller and utilize the Pipeline Assets, to the extent of the transportation capacity in the Pipeline Assets, for the transportation of all quantities of LPG which Buyer, its Affiliates or agents, including TransMontaigne Partners L.P., deliver (i) pursuant to the PMI Contract or (ii) otherwise to north eastern Mexico, including without limitation the geographic region served by the Pipeline Assets or the Matamoros Terminal Site.

SECTION  13.2  PMI Easement.

(a)    From and after the Closing Date and prior to the final sale or other disposition of the PMI Easement or of all or any portion of the real property across which such easement is located (“Subject Property”) by Seller or its Affiliates, Seller must first offer (“Offer”) the Subject Property for sale to Buyer. The price ("Offer Price") at which the Seller will be required to offer the Subject Property will be the price at which any proposed third party purchaser ("Proposing Purchaser") has offered in writing to purchase the Subject Property from the Seller or its Affiliates and which the Seller or its Affiliates are prepared to accept. If Seller or its Affiliates are unable to obtain a Proposing Purchaser or otherwise determine not to seek a Proposing Purchaser, the Offer Price will be the price negotiated between Seller and Buyer for the Subject Property. Each Offer required to be made by the Seller pursuant to this Section 13.2 must be made by a written notice (the "Offer Notice") which will state that the Offer is being made pursuant to this Section 13.2 and will set forth a description of the Subject Property, the name or names of the Proposing Purchaser, and the price (and the terms of payment and other material consideration for the Subject Property) offered by such Proposing Purchaser. A copy of the written offer from the Proposing Purchaser that the Seller or its Affiliates are prepared to accept must be attached to each Offer Notice.

(b)    Within 15 days from the date of receipt of the Offer Notice ("Reply Period"), the Buyer must deliver to Seller a reply notice ("Reply Notice") accepting or rejecting the Offer of the Seller with respect to the Subject Property. If by such Reply Notice Buyer accepts the Offer made by the Seller with respect to the Subject Property, the Reply Notice will constitute an agreement binding on the Seller and its Affiliates and the Buyer to sell and purchase the Subject Property on the date specified in Section 13.3 (d), at an aggregate purchase price equal to the Offer Price and on the other terms and consideration proposed by the Proposing Purchaser.

(c)    If Buyer does not accept the Offer within the Reply Period, Seller may sell not less than all of the Subject Property included in the Offer at any time within, but not subsequent to, six months after the expiration of the Reply Period; provided, however, that no sale of the Subject Property will be made at any price lower than the Offer Price or to any person or persons other than those specified in the Offer Notice. If, after the lapse of such six month period, the Subject Property has not been sold or disposed of, all the provisions of this Section 13.3 will apply to any future sale or disposition of any of the Subject Property by the Seller or its Affiliates.

(d)    Each transaction with respect to the sale of the Subject Property pursuant to this Section 13.3 will be closed at such time and place as is agreed upon by the Parties or, if no such agreement is reached, at the principal office of the Buyer on the 90th day following the date of timely delivery of the Reply Notice given in connection with such transaction or, if such day shall not be a Business Day, on the next succeeding Business Day.

SECTION 13.3  Right of First Offer.

If at any time subsequent to the Closing Date either Seller or Penn Octane International LLC, a Delaware limited liability company (“International”), decides to sell either (i) the Shares in the Companies or (ii) the Pipeline Assets and the Matamoros Terminal Site (the “Offered Assets”), then Seller shall advise Buyer of its desire to sell same (the “Purchase Offer”). Buyer shall have ninety days following receipt of the Purchase Offer to make an offer to purchase the Offered Assets. If the offer is acceptable to Seller, then Seller and Buyer shall negotiate and enter into a purchase and sale agreement containing terms and conditions pursuant to which Seller and International shall sell, assign, transfer and convey to Buyer and Buyer shall purchase and acquire from the Seller and International, all right, title and interest of Seller and International in and to the Offered Assets free and clear of any Liens or Encumbrances (other than Permitted Encumbrances). In the event that the parties enter into a purchase and sale agreement, then Buyer shall have the right to assign the purchase and sale agreement to a third Person. If Buyer does not make an offer to purchase the Offered Assets within the ninety day period, Seller or International may proceed to sell the Offered Assets to a third Person. If Buyer, Seller and International do not enter into a purchase and sale agreement within one hundred twenty (120) days following delivery of the Purchase Offer, Seller or International or both may proceed to sell the Offered Assets to a third Person.

[Signatures Contained on Following Page]

IN WITNESS WHEREOF, this Purchase and Sale Agreement, as herein amended and restated, has been duly executed as of the date above written.

SELLER:

RIO VISTA OPERATING PARTNERSHIP, L.P.

By: Rio Vista Operating GP LLC, general partner

By:
Name: Charles C. Handly
Title: President

BUYER:

TRANSMONTAIGNE PRODUCT SERVICES INC.

By:
Name: William S. Dickey
Title: President

Solely for purposes of the foregoing Article XIII, PENN OCTANE INTERNATIONAL, LLC, a Delaware limited liability company, hereby executes this Purchase and Sale Agreement:

PENN OCTANE INTERNATIONAL, LLC

By:
Name: Ian T. Bothwell
Title: Manager